ALLIED NEVADA GOLD CORP. ANNOUNCES AN ESTIMATE OF INFERRED RESOURCES
CONTAINING 5.2 MILLION OUNCES OF GOLD AND 75 MILLION OUNCES OF SILVER.

May 8, 2008 Reno, Nevada - Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX:ANV; AMEX:ANV) is pleased to announce its first update on the Hycroft resource. The resource is divided into three components.

1)

Oxide Material – The oxide material will be processed by utilizing the existing and expanded heap leach pads and processing facilities. Oxide reserves and resources are shown as a gold only resource because the historic drilling on the Hycroft property was not assayed for silver and little information is available on the amount of silver that will be recoverable in the heap leach process. Until additional silver assays are obtained and silver recovery can be determined, no contained silver will be reported for the oxide reserves and resources. Management expects to release an updated oxide reserve and resource estimate in the third quarter of 2008.

2)

Sulfide Material – Gold Only – The inferred resource estimate for sulfide material containing gold only was calculated from fire assay data obtained from over 3,200 historic exploration drill holes, comprising approximately 1,000,000 feet of drilling. These exploration holes were drilled to a shallow depth and were not fire assayed for silver. These historic holes were designed to identify the extent of oxide (heap leachable) gold only, and, as such were not designed to test the depth or extent of the sulfide mineralization. During the analysis of the 3,200 historic drill holes, it was determined that approximately 90% of these drill holes bottomed in sulfides. We recently posted our reclamation bond with the BLM and the State of Nevada and are expecting the final acceptance of the reclamation bond in late May or early June. Upon acceptance of the bond, we will continue with our drill program designed to test the depth and lateral extent of the sulfides, and determine the grade of both gold and silver. The existing heap leach pads and processing plant at Hycroft are not suitable for the processing sulfide material containing gold and silver. A different processing method and plant are required to recover gold and silver from this material.

3)

Sulfide Material – Gold and Silver – The inferred resource estimate for sulfide material containing gold and silver is determined from 78 holes drilled since last fall, comprising approximately 80,000 feet of drilling. These holes were fire assayed for both gold and silver. This inferred resource is calculated over a relatively small area of Hycroft deposit, representing approximately 15% of the known area of sulfide mineralization. This is the only area of the deposit that has been adequately drill tested to depth for gold and silver mineralization. This zone remains open along strike.

OXIDE RESERVES AND MEASURED AND INDICATED RESOURCES

Grade (oz/ton)					Contained Ounces
Tons				Gold
(000s)		Gold	Silver	Equivalent	Gold	Silver
Proven and Probable	33,320	0.020	N/A	N/A	662,800	N/A
Measured and Indicated	19,780	0.018	N/A	N/A	348,800	N/A
Total	53,100	0.019	N/A	N/A	1,011,600	N/A

Notes:

(1)	The reserve and resource calculations are as of January 16, 2008.
(2)	Oxide reserves and resources are estimated using a cut-off grade of 0.0065 ounces of gold per ton and an assumed gold price of $650 per ounce.
(3)

In addition to independent data verification, the Company’s normal data verification procedures have been used in collecting, compiling, interpreting and processing the data used to estimate mineral reserve and mineral resources.

OXIDE AND SULFIDE INFERRED RESOURCES

Grade (oz/ton)					Contained Ounces
Tons				Gold
(000s)		Gold	Silver	Equivalent	Gold	Silver
Oxide (no silver assays)	55,893	0.012	N/A	N/A	657,840	N/A
Sulfide (no silver assays)	129,551	0.020	N/A	N/A	2,622,843	N/A
Sulfide (gold and silver assays)	97,948	0.020	0.765	0.034	1,963,370	74,930,220
Total	283,392	0.019	N/A	N/A	5,244,053	74,930,220

Notes:

(1)	The inferred resource calculations are as of May 5, 2008.
(2)	Oxide inferred resources are estimated using a cut-off grade of 0.0065 ounces of gold per ton and an assumed gold price of $650 per ounce.
(3)

Sulfide inferred resources are estimated using a cut-off grade of 0.013 ounces of gold per ton and an assumed gold price of $650 per ounce and a cut-off grade of 0.362 ounces of silver per ton and an assumed silver price of $12 per ounce. Gold equivalent values are calculated using these same prices.

(4)

Scott Wilson of Scott E. Wilson Consulting, Inc. in Denver, Colorado, an independent resource estimate consultant for Allied Nevada Gold Corp., has reviewed the technical information contained in this press release. The NI 43-101 compliant report related to this press release will be filed on SEDAR and will be posted on Allied Nevada’s website within the timeframe specified in NI 43-101.

(5)

Scott E. Wilson Consulting Inc. has recommended an ordinary kriging estimate as the preferred method of determining the resource estimate. Inferred resource calculations are based on 25 foot drill hole composites of 5 foot sample intervals. All estimates are based on a block dimension of 25 feet long x 25 feet wide x 25 feet tall with estimation parameters determined by variography.

(6)

Mineral resources that are not mineral reserves do not have demonstrated economic viability. The estimate of mineral resources may be materially affected by the inability to obtain required environmental and other regulatory approval, environmental or operating permits. The estimate may also be materially affected by global economic conditions such as the price of gold and silver, the price of oil and other commodities utilized in the production of gold and silver. Unknown geologic or hydrologic conditions or other unknown factors may materially affect the resource estimates.

Scott Caldwell, President and CEO of Allied Nevada, commented: "We are very pleased with the new global resource estimate for the Hycroft property. The oxide ore reserve and measured and indicated resource remains unchanged at 50 million tons and the inferred oxide resource has increased by approximately 50 million tons. The oxide mineralized system appears to be consistent with our expectations and all activities associated with the re-opening of the Hycroft oxide mine are on schedule, with gold production expected to commence in the fourth quarter of 2008.

Our expectations were exceeded with the sulfide inferred resources estimate, of approximately 227 million tons, which has been calculated from the historic drilling data and from our current drilling program. As we obtained more silver assays, it was exciting to note that silver continued to increase in economic importance, resulting in an inferred resource of approximately 75 million contained ounces of silver.

The deposit remains open in all directions and to depth. We will continue to assess the excellent potential for additional gold and silver mineralization that exists in the Silver Camel Zone and the Bay Area Zone, neither of which has been drill tested to depth.”

Allied Nevada is currently carrying out a 200,000 foot exploration drill program on the Hycroft deposit with the objective of releasing a National Instrument 43-101 compliant measured and indicated resource estimate on the main portions of the deposit by early 2009.

Mr. Caldwell adds: “This is a dynamic minerals market, and we feel that our shareholders can look forward to an exciting year as we begin production and further define the large resource at Hycroft.”

Allied Nevada’s 100% owned Hycroft Mine is located 54 miles west of Winnemucca, Nevada. Historically, more than 80 million tons of oxide ore at an average grade of 0.020 oz Au/ton was mined and processed at Hycroft, producing a million ounces of gold and two million ounces of silver.

Cautionary Note to U.S. Investors concerning estimates of Measured, Indicated and Inferred Resources:

This press release uses the terms “measured”, “indicated” and “inferred” “resources.” We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally minable.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding results of exploration drilling and assay programs currently underway at Hycroft, potential for confirming, upgrading and expanding oxide gold mineralized material at Hycroft, results of evaluation of underlying sulfide mineralization at Hycroft, and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q. The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

For further information on Allied Nevada, please contact Scott Caldwell or Hal Kirby at (775) 358-4455 or visit the Allied Nevada website at www.alliednevada.com .